Pursuant to Rule 424(b)(3)
                                                              File No. 333-90475


                                                             November 21, 2000

               MORGAU STANLEY DEAN WITTER SPECTRUM SELECT L.P.
              MORGAN STANLEY DEAN WITTER SPECTRUM TECHNICAL L.P. MORGAN STANLEY DEAN WITTER SPECTRUM STRATEGIC L.P.
           MORGAN STANLEY DEAN WITTER SPECTRUM GLOBAL BALANCED L.P.


               SUPPLEMENT TO THE PROSPECTUS DATED MARCH 6, 2000


      Commencing December 1, 2000, the following changes will be made to Spectrum Technical's fee structure:

The management fee paid by Spectrum Technical to John W. Henry & Company, Inc. will be changed from a 4% to a 2% annual rate and the management fee paid by Spectrum Technical to Campbell & Company, Inc. will be changed from a 4% to a 3% annual rate. Additionally, the monthly incentive fee paid by Spectrum Technical to both John W. Henry & Company, Inc. and Campbell & Company, Inc. will be changed from 15% to 20% of partnership trading profits, as determined from the end of the last period in which an incentive fee was earned. No incentive fee will be paid to a trading advisor unless that trading advisor recoups all prior trading losses on its allocated assets and has again achieved net new high trading profits for the period.